Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the C3J Jian, Inc. Amended 2006 Stock Option Plan, C3J Therapeutics, Inc. 2016 Stock Plan, Armata Pharmaceuticals, Inc. 2016 Equity Incentive Plan and Armata Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan of our report dated March 25, 2019, with respect to the 2018 and 2017 consolidated financial statements of C3J Therapeutics, Inc. included in the Armata Pharmaceuticals, Inc. (formerly AmpliPhi Biosciences Corporation) Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 10, 2019